EXHIBIT 15.1

Board of Directors

Texas Industries, Inc.

We are aware of the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 33-53715 on Form S-8, Registration Statement Number 333-11604 on Form S-8 (as amended), Registration Statement Number 333-121860 on Form S-8, and the Registration Statement Number 333-50517 on Form S-3 (as amended) and in the related Prospectuses of our report dated January 7, 2009 relating to the unaudited consolidated interim financial statements of Texas Industries, Inc. which are included in its Form 10-Q for the quarter ended November 30, 2008.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

Fort Worth, Texas

January 7, 2009